Exhibit (p)(3)
SUBSCRIPTION AGREEMENT
Subscription Agreement, dated as of May 31, 2024, between Pershing Square USA, Ltd., a Delaware statutory trust (the “Fund”) and Pershing Square Capital Management L.P. (the “Purchaser”) in respect of common shares issued as of May 31, 2024.
WHEREAS, the Fund is a closed-end investment company that has registered with the United States Securities and Exchange Commission (the “SEC”) on Form N-8A under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Fund proposes to issue and sell common shares of beneficial interest to the public pursuant to a Registration Statement on Form N-2 filed with the SEC; and
WHEREAS, the Fund proposes to issue and sell (and has issued and sold as of May 31, 2024) an additional tranche (the “Additional Capital”) of its common shares of beneficial interest to the Purchaser (to cover various of the Fund’s expenses) and the Purchaser will deliver as of May 31, 2024 to the Fund the purchase price for the Additional Capital represented by the Shares (as defined below) as payment.
NOW, THEREFORE, the Fund and the Purchaser agree as follows:
1.
The Fund offers to sell to the Purchaser, and the Purchaser purchases for cash from the Fund, with a trade date of May 31, 2024, 4,320 common shares of beneficial interest (the “Shares”) at a price per Share of $50.00, which amount is not less than the net asset value per Share as of the time of purchase.

2.
The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or in a transaction exempt from or not subject to the registration requirements under the Securities Act.

3.
The Purchaser elects not to participate in the Fund’s Distribution Reinvestment Plan and has completed or will complete upon request by the Fund the Wiring Instructions for Cash Distributions form attached as Exhibit A hereto.

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IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

PERSHING SQUARE USA, LTD.
By:	/s/ Nicholas A. Botta
	Name:	Nicholas A. Botta
	Title:	Trustee
PERSHING SQUARE CAPITAL MANAGEMENT L.P.

By: PS Management GP, LLC, its general partner
By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Managing Member

EXHIBIT A
Wiring Instructions for Cash Distributions